Exhibit 4.1

DOVER CORPORATION

AND

THE BANK OF NEW YORK MELLON,

as Trustee

FIFTH SUPPLEMENTAL INDENTURE

Dated as of November 3, 2015

3.150% Notes due 2025

FIFTH SUPPLEMENTAL INDENTURE (as hereinafter defined, the “Fifth Supplemental Indenture”), dated as of November 3, 2015, between DOVER CORPORATION, a Delaware corporation (the “Company”) and THE BANK OF NEW YORK MELLON (formerly The Bank of New York), a New York banking corporation, as Trustee (as hereinafter defined, the “Trustee”).

WITNESSETH:

WHEREAS, the Company and Bank One Trust Company, N.A. (as predecessor to JP Morgan Trust Company National Association and The Bank of New York Mellon, the “Original Trustee”) executed and delivered an Indenture, dated as of February 8, 2001 (the “Indenture”), to provide for the issuance by the Company from time to time of unsecured notes, debentures or other evidences of indebtedness, to be issued in one or more series as provided in the Indenture;

WHEREAS, on February 12, 2001, pursuant to a Board Resolution, the Company issued a series of its debt securities under the Indenture designated as the “6.50% Notes due February 15, 2011” in the aggregate principal amount of $400,000,000;

WHEREAS, on October 13, 2005, pursuant to a Board Resolution, the Company issued two series of its debt securities under the Indenture, designated as the “4.875% Notes due October 15, 2015”, which were issued in the aggregate principal amount of $300,000,000, and as the “5.375% Debentures due October 15, 2035”, which were issued in the aggregate principal amount of $300,000,000 (together, the “2005 Securities”);

WHEREAS, on March 14, 2008, pursuant to a Board Resolution, the Company issued two series of its debt securities under the Indenture, designated as the “5.45% Notes due March 15, 2018”, which were issued in the aggregate principal amount of $350,000,000, and as the “6.60% Notes due March 2038”, which were issued in the aggregate principal amount of $250,000,000 (together, the “2008 Securities”);

WHEREAS, on March 22, 2011, pursuant to a Board Resolution, the Company issued two series of its debt securities under the Indenture, designated as the “4.300% Notes due 2021”, which were issued in the aggregate principal amount of $450,000,000, and as the “5.375% Notes due 2041”, which were issued in the aggregate principal amount of $350,000,000 (together, the “2011 Securities”);

WHEREAS, on December 2, 2013, pursuant to a Board Resolution, the Company issued one series of its debt securities under the Indenture, designated as the “2.125% Notes due 2020”, which was issued in the aggregate principal amount of €300,000,000 (the “2013 Securities”);

WHEREAS, the Company and JP Morgan Trust Company National Association (formerly known as Bank One Trust Company, N.A.) (as then Trustee under the Indenture) executed and delivered the First Supplemental Indenture, dated as of October 13, 2005 (the “First Supplemental Indenture”), among other things, to establish the form and terms of the 2005 Securities;

WHEREAS, subsequent to the date of the First Supplemental Indenture, The Bank of New York Mellon acquired the trustee business of the Original Trustee and succeeded the Original Trustee as the Trustee under the Indenture;

WHEREAS, the Company and the Bank of New York Mellon (as Trustee under the Indenture) executed and delivered the Second Supplemental Indenture, dated as of March 14, 2008 (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated as of February 22, 2011 (the “Third Supplemental Indenture”) and the Fourth Supplemental Indenture, dated as of December 2,

2013 (the “Fourth Supplemental Indenture”), among other things, to establish the forms and terms of the 2005 Securities, the 2008 Securities, the 2011 Securities and the 2013 Securities, respectively;

WHEREAS, pursuant to Board Resolutions dated August 6, 2015 and October 29, 2015, the Company has authorized the creation and issuance of an additional and separate series of its debt securities under the Indenture, designated as the “3.150% Notes due 2025”, which are to be issued in the initial aggregate principal amount of $400,000,000 (the “Notes”);

WHEREAS, pursuant to a Board Resolution authorizing the creation and issuance of the Notes, the Trustee has been designated as the trustee under the Indenture in respect of the Notes;

WHEREAS, Section 901 of the Indenture provides that, without the consent of the Holders, the Company, when authorized by a Board Resolution, may enter into a supplemental indenture with the Trustee, among other matters, to establish the forms or terms of any series as permitted by Sections 201 and 301 of the Indenture;

WHEREAS, the Company desires to establish the forms and terms of the Notes in accordance with Sections 201 and 301 of the Indenture;

WHEREAS, the Company has determined that this Fifth Supplemental Indenture is authorized or permitted by the Indenture and has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Section 903 of the Indenture to that effect and an Opinion of Counsel and an Officers’ Certificate pursuant to Section 102 of the Indenture to the effect that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this Fifth Supplemental Indenture have been complied with;

WHEREAS, the entering into this Fifth Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, as supplemented by the First Supplemental Indenture, Second Supplemental Indenture, Third Supplemental Indenture and Fourth Supplemental Indenture;

WHEREAS, the Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and this Fifth Supplemental Indenture, is subject to the provisions of the Trust Indenture Act of 1939, as amended, that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions; and

WHEREAS, all things necessary to make this Fifth Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definition of Terms. For all purposes of this Fifth Supplemental Indenture, except as otherwise expressly provided or unless the context requires otherwise:

(a) a term defined in the Indenture and not otherwise defined herein has the same meaning when used in this Fifth Supplemental Indenture; and

(b) the following terms have the meanings given to them in this Section 1.1(b) and shall have the meaning set forth below for purposes of this Fifth Supplemental Indenture and the Indenture as it relates to the Notes created hereby:

“Additional Notes” shall have the meaning set forth in Section 4.1.

“Change of Control” means the occurrence of any of the following: (i) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” as the term is defined in Section 13(d)(3) of the Exchange Act) (other than the Company or one of its subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (ii) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of its subsidiaries, taken as a whole, to one or more Persons (other than the Company or one of its subsidiaries); or (iii) the first day on which a majority of the members of the Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Offer” shall have the meaning set forth in Section 3.2.

“Change of Control Payment” shall have the meaning set forth in Section 3.2.

“Change of Control Payment Date” shall have the meaning set forth in Section 3.2.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event with respect to the Notes.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date: (i) the average of the Reference Treasury Dealer Quotations obtained for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations; or (iii) if only one such Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who: (i) was a member of such Board of Directors on the date the Notes were issued; or (ii) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Interest Payment Date” shall have the meaning set forth in Section 2.3(a).

“Interest Period” shall have the meaning set forth in Section 2.3(b).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc.

“Notes Maturity Date” shall have the meaning set forth in Section 2.2.

“Person” shall have the meaning set forth in the Indenture and includes a “person” or “group” as these terms are used in Section 13(d)(3) of the Exchange Act.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Rating Agencies” means (i) each of Moody’s and S&P; and (ii) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a Board Resolution) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means with respect to the Notes, the rating is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of: (i) the occurrence of a Change of Control; and (ii) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform a Responsible Officer of the Trustee assigned to the Corporate Trust Office of the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“Regular Record Date” means, with respect to any Interest Payment Date for the Notes, the May 1 or November 1 (whether or not a Business Day) immediately preceding such Interest Payment Date, as applicable.

“Redemption Date” means, with respect to any redemption of Notes, the date fixed for such redemption pursuant to the Indenture and the Notes.

“Reference Treasury Dealer” means (1) Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer, and (2) one other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by the Reference Treasury Dealer at 3:30 p.m., (New York City time), on the third Business Day preceding such Redemption Date.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to actual or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such Redemption Date.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.1 Designation and Principal Amount. The Notes may be issued from time to time upon written order of the Company for the authentication and delivery of the Notes pursuant to Sections 301 and 302 of the Indenture. There is hereby authorized a series of Notes designated as the “3.150% Notes due 2025”, initially limited in aggregate principal amount to $400,000,000 (except upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 303, 304, 305, 306 or 1107 of the Indenture).

Section 2.2 Stated Maturity. The date upon which the Notes shall become due and payable at final maturity, together with any accrued and unpaid interest, is November 15, 2025 (the “Notes Maturity Date”).

Section 2.3 Interest.

(a) The Notes shall bear interest at the rate of 3.150% per annum. The date from which interest shall accrue on the Notes shall be November 3, 2015. Interest on the Notes shall be payable semi-annually in arrears on May 15 and November 15 of each year (each, an “Interest Payment Date”), commencing May 15, 2016 to the Persons in whose name the relevant Notes are registered at the close of business on the Regular Record Date for such Interest Payment Date.

(b) Interest payable on any Interest Payment Date, the Notes Maturity Date, or, if applicable, the Redemption Date with respect to the Notes shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of November 3, 2016, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date, the Notes Maturity Date or, if applicable, the Redemption Date, as the case may be (each, an “Interest Period”).

(c) The amount of interest payable for any full semi-annual Interest Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual Interest Period for which interest is computed shall be computed on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any scheduled Interest Payment Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date shall be postponed to the next succeeding day which is a Business Day (and no interest on such payment shall accrue for the period from and after such scheduled Interest Payment Date).

(d) In the event that the Notes Maturity Date or the Redemption Date falls on a day that is not a Business Day, then the related payments of principal, premium, if any, and interest may be made on the next succeeding day that is a Business Day (and no additional interest shall accumulate on the amount payable for the period from and after the Notes Maturity Date or Redemption Date).

Section 2.4 Place of Payment and Appointment. Principal of, and interest on, and the Redemption Price (if any), and Change of Control Payments (if any), in respect of, the Notes shall be payable at the office or agency of the Company maintained for such purposes in New York, New York, which shall initially be the principal office of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the security register or by wire transfer to an account appropriately designated by the Person entitled to payment; and provided that the Company shall pay principal of, premium, if any, and interest on, the Notes in global form registered in the name of or held by The Depository Trust Company or such other Depositary as any officer of the Company may from time to time designate, or its respective nominee, by wire in immediately available funds to such Depositary or its nominee, as the case may be, as the registered Holder of such Notes in global form. Transfer of the Notes shall be registrable, the Notes shall be exchangeable for Notes of a like aggregate principal amount, and notices and demands to or on the Company in respect of the Notes and the Indenture, as amended and supplemented, may be served at the office or agency of the Company maintained for such purpose in New York, New York, which shall initially be the Corporate Trust Office of the Trustee in New York, New York. The Security Registrar and Paying Agent for the Notes shall initially be the Trustee.

Section 2.5 Denominations. The Notes shall be issuable in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.6 Defeasance. The Company may elect, at its option at any time, pursuant to Section 1301 of the Indenture, to have Section 1302 or Section 1303 in the Indenture, or both, apply to the Notes, or any principal amount thereof.

Section 2.7 Global Notes. The Notes shall be issued initially in the form of a permanent Global Security or Global Securities in registered form and shall initially be deposited with and registered in the name of a nominee of The Depository Trust Company or such other Depositary as any officer of the Company may from time to time designate. Unless and until each such Global Security is exchanged for the Notes in certificated form, each Global Security may be transferred, in whole but not in part, and any payments on the Notes shall be made only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

Section 2.8 Form of the Notes. The form of the Notes and the Trustee’s Certificate of Authentication to be endorsed thereon shall be substantially in the form attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

Section 2.9 No Sinking Fund. The Notes shall not be entitled to the benefit of any sinking fund.

ARTICLE 3

REDEMPTION OF THE NOTES

Section 3.1 Optional Redemption by Company. Except as otherwise may be specified in this Fifth Supplemental Indenture, the Notes may be redeemed, in whole, at any time, or in part, from time to time, at the option of the Company as follows:

(a) If the Notes are redeemed before August 15, 2025, the Notes being redeemed shall be redeemed at a Redemption Price equal to the greater of:

(i)	100% of the principal amount of the Notes then outstanding to be redeemed; and

(ii)	the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate, plus 20 basis points (0.20%), plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date.

(b) If the Notes are redeemed on or after August 15, 2025, the Notes shall be redeemed at a Redemption Price equal to 100% of the principal amount of the Notes then outstanding to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date.

(c) Installments of interest on the Notes being redeemed that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date shall be payable on the Interest Payment Date to the Holders as of the close of business on the relevant Regular Record Date.

(d) If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee pro rata or by lot, but consistent with any applicable listing standards. In the event of redemption of Notes in part only, a new Note or Notes of like tenor of the unredeemed portion thereof (which shall not be less than the minimum authorized denomination for the Notes) shall be issued in the name of the Holder thereof upon cancellation thereof.

Section 3.2 Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs with respect to the Notes, unless the Company has exercised its option to redeem the Notes as described above, the Company shall be required to make an offer (the “Change of Control Offer”) to each Holder of the then outstanding Notes, to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes on the terms set forth herein and in the Notes. In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall mail to Holders of the Notes, and furnish the Trustee with a copy thereof, a notice describing the transaction that constitutes or may constitute the Change of Control Triggering Event, offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), setting forth the instructions determined by the Company, consistent with the provisions of this Section 3.2, that a Holder must follow in order to have its Notes purchased, and stating that a Holder may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” appearing in Exhibit A, or a comparable form, together with any other procedures that a Holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(b) On the Change of Control Payment Date for the Notes, the Company shall, to the extent lawful:

(i)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

(c) The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

ARTICLE 4

ORIGINAL ISSUE OF THE NOTES

Section 4.1 Additional Notes. The Notes are initially limited in aggregate principal amount to $400,000,000. Subject to the terms and conditions contained herein, the Company may from time to time, without the consent of the existing Holders of Notes, increase the principal amount of Notes by creating and issuing additional Notes (the “Additional Notes”) having the same terms and conditions as the Notes in all respects, except for any differences in the issue date, issue price, interest accrued prior to the issue date of the Additional Notes and, in some cases, the first Interest Payment Date. The Additional Notes shall be fungible with the Notes for United States federal income tax purposes unless such Additional Notes are issued with a separate CUSIP number. Any Additional Notes, at the Company’s determination and in accordance with provisions of the Indenture, shall be consolidated with and form a single series with the previously outstanding Notes for all purposes of the Indenture, including, without limitation, for purposes of determining whether the required percentage of the Holders of record has given approval or consent to an amendment or waiver or joined in directing the Trustee to take certain actions on behalf of all Holders. The aggregate principal amount of any Additional Notes shall be unlimited.

ARTICLE 5

MODIFICATION AND WAIVER

Section 5.1 Supplemental Indentures with Consent of Holders. As set forth in Section 902 of the Indenture, with the consent of the Holders of a majority in the aggregate principal amount of Securities of each series affected by such supplemental indenture at the time outstanding, the Company and the Trustee may from time to time and at any time enter into an indenture or indenture supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture or this Fifth Supplemental Indenture or for the purpose of modifying in any manner the rights of the Holders of the Securities.

Section 5.2 Supplemental Indentures Not Requiring Consent of Holders. As set forth in Section 901 of the Indenture, without the consent of any Holders of any Securities of each series affected by such supplemental indenture at the time outstanding, the Company and Trustee may from time to time and at any time enter into one or more indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture or this Fifth Supplemental Indenture, including conforming the text of this Fifth Supplemental Indenture or the Notes to any provision of the “Description of Notes” in the prospectus supplement and accompanying prospectus pursuant to which the Notes are offered to the public to the extent that such provisions in the “Description of Notes” was intended to be a verbatim recitation of the Fifth Supplemental Indenture or the Notes.

Section 5.3 Waivers. The holders of a majority in principal amount of the outstanding Notes may waive compliance with certain restrictive provisions of the Indenture as they relate to the Notes as set forth in the Indenture or this Fifth Supplemental Indenture. The holders of a majority in principal amount of the outstanding Notes may waive any past default under the Indenture as such default relates to the Notes, except a default in the payment of principal, premium or interest on the Notes and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding Note affected.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Confirmation of Indenture. The Indenture, as heretofore supplemented and as supplemented by this Fifth Supplemental Indenture, is in all respects ratified and confirmed, and this Fifth Supplemental Indenture shall be deemed part of the Indenture, as heretofore supplemented, in the manner and to the extent herein and therein provided.

Section 6.2 Responsibility of Recitals, Etc. The recitals herein and in the Notes (except in the Trustee’s certificate of authentication) shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or the sufficiency of this Fifth Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 6.3 Concerning the Trustee. The Trustee does not assume any duties, responsibility or liabilities by reason of this Fifth Supplemental Indenture other than as set forth in the Indenture and, in carrying out its responsibilities hereunder, the Trustee shall have all of the rights, powers, privileges, protections and immunities which it possesses under the Indenture.

Section 6.4 Consent to Jurisdiction. The Company irrevocably consents and submits to the nonexclusive jurisdiction of any court of the State of New York or any United States federal court sitting, in each case, in the Borough of Manhattan, City of New York, State of New York, United States of America, and any appellate court from any thereof in any suit, action, or proceeding that may be brought in connection with the Indenture, this Fifth Supplemental Indenture or the Notes, and waives any immunity from the jurisdiction of such courts. The Company irrevocably waives, to the fullest extent permitted by law, any objection to any such suit, action or proceeding that may be brought in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Company agrees, to the fullest extent that it may lawfully do so, that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company, and waives, to the fullest extent permitted by law, any objection to the enforcement by any competent court in the Company’s jurisdiction of organization of judgments validly obtained in any such court in New York on the basis of such suit, action or proceeding.

Section 6.5 Governing Law. This Fifth Supplemental Indenture and the Notes shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

Section 6.6 Severability. In case any one or more of the provisions contained in this Fifth Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Fifth Supplemental Indenture, or of the Notes, but this Fifth Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 6.7 Counterparts. This Fifth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 6.8 Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act which is required under such Act to be a part of and govern this Fifth Supplemental Indenture, the latter provision shall control. If any provision of this Fifth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Fifth Supplemental Indenture, as so modified or excluded, as the case may be.

Section 6.9 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the day and year first written above.

DOVER CORPORATION

By:	/s/ Brad M. Cerepak
Name:	Brad M. Cerepak
Title:	Senior Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
Name:	Francine Kincaid
Title:	Vice President

[Signature Page to Fifth Supplemental Indenture]

EXHIBIT A

Form of Note

This Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depositary or a nominee thereof. This Security may not be exchanged in whole or in part for a Security registered, and no transfer of this Security in whole or in part may be registered, in the name of any Person other than such Depositary or a nominee thereof, except in the limited circumstances described in the Indenture.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

DOVER CORPORATION

3.150% Note due 2025

CUSIP:

ISIN:
No.		$

Dover Corporation, a corporation duly organized and existing under the laws of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to                 , or registered assigns, the principal sum of $                 on November 15, 2025 and to pay interest thereon from November 3, 2015, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on May 15 and November 15 in each year, commencing on May 15, 2016, at the rate of 3.150% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the May 1 or November 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities ) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Principal of, the Redemption Price (if any), Change of Control Payments (as defined on the reverse hereof, if any), and interest on, this Security shall be payable at the office or agency of the Company maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; and provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register; provided, that the Company shall pay principal of (and premium, if any) and interest on this Security in global form registered in the name of or held by The Depository Trust Company or such other Depositary as any officer of the Company may from time to time designate, or its respective nominee, by wire in immediately available funds to such Depositary or its nominee, as the case may be, as the registered Holder of this Security in global form.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:                  , 20

DOVER CORPORATION

By:
Name:
Title:

Attest:
Name:
Title:

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated therein described in the within-mentioned Indenture.

Dated:                  , 20

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

[Reverse of Security]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of February 8, 2001 (herein called the “Base Indenture”, between the Company and The Bank of New York Mellon, as Trustee (the “Trustee”, which term includes any successor trustee under the Base Indenture), as amended and supplemented by the First Supplemental Indenture, dated as of October 13, 2005, between the Company and the Trustee (the “First Supplemental Indenture”), as further amended and supplemented by the Second Supplemental Indenture, dated as of March 14, 2008, between the Company and the Trustee (the “Second Supplemental Indenture”), as further amended and supplemented by the Third Supplemental Indenture, dated as of February 22, 2011 between the Company and the Trustee (the “Third Supplemental Indenture”), as further amended and supplemented by the Fourth Supplemental Indenture, dated as of December 2, 2013 between the Company, the Trustee and The Bank of New York Mellon, London Branch, as paying agent, and as further amended and supplemented by the Fifth Supplemental Indenture, dated as of November 3, 2015 between the Company and the Trustee (the “Fifth Supplemental Indenture”), (the “Fifth Supplemental Indenture, together with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture and the Fourth Supplemental Indenture, the “Indenture”). Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be authenticated and delivered. This Security is one of a series designated on the face hereof initially limited in aggregate principal amount to $400,000,000.

The Securities of this series are subject to redemption upon not less than 30 days’ and not more than 60 days’ notice by mail, as a whole or in part, at the election of the Company, from time to time. If the Securities of this series are redeemed before the date that is three months prior to the Stated Maturity Date of the Securities of this series, the Securities shall be redeemed at a Redemption Price equal to the greater of (i) 100% of the principal amount of such Securities then outstanding to be redeemed, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on an annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 20 basis points (0.20%), plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date. If the Securities of this series are redeemed on or after the date that is three months prior to the Stated Maturity Date of the Securities of this series, the Securities may be redeemed at a Redemption Price equal to 100% of the principal amount of the Securities then outstanding to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date. Interest installments whose Stated Maturity is on or prior to such Redemption Date shall be payable to the Holders of such Securities, or one or more Predecessor Securities, of record at the close of business on the relevant Record Date referred to on the face hereof, all as provided in the Indenture.

For purposes of the redemption provisions, the following terms are applicable:

“Comparable Treasury Issue” shall mean the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

“Comparable Treasury Price” shall mean, with respect to any Redemption Date: (i) the average of the Reference Treasury Dealer Quotations obtained for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations; (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations; or (iii) if only one such Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means: (i) Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer; and (ii) one other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by the Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to actual or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such Redemption Date.

If less than all of the Securities are to be redeemed, the Securities to be redeemed shall be selected by the Trustee pro rata or by lot, but consistent with any applicable listing standards. In the event of redemption of this Security in part only, a new Security or Securities of this series for the unredeemed portion hereof (which shall not be less than the minimum authorized denomination for the Securities) shall be issued in the name of the Holder hereof upon the cancellation hereof.

If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Securities as described above, the Company shall be required to make an offer (the “Change of Control Offer”) to each Holder of the Securities to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Securities on the terms set forth herein. In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Securities repurchased, plus accrued and unpaid interest, if any, on the Securities repurchased to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to the date of the consummation of any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall mail to Holders of the Securities, and furnish the Trustee with a copy thereof, a notice describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Securities on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), setting forth the instructions determined by the Company, consistent with the provisions of Section 3.3 of the Fifth Supplemental Indenture, that a Holder must follow in order to have its Securities purchased, and stating that a Holder may elect to have such Securities purchased by completing the form entitled “Option of Holder to Elect Purchase” appearing below, or a comparable form, together with any other procedures that a Holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance.

The notice shall, if mailed prior to the date of the consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

On the Change of Control Payment Date, the Company shall be required, to the extent lawful: (a) to accept for payment all Securities or portions of Securities properly tendered pursuant to the Change of Control Offer; (b) to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities properly tendered; and (c) to deliver or cause to be delivered to the Trustee the Securities properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities or portions of Securities being repurchased.

The Company shall not be required to make the Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Securities properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Securities if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

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The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Securities, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture or the Change of Control Offer provisions of the Securities by virtue of any such conflicts.

For purposes of the Change of Control Offer provisions, the following terms are applicable:

“Change of Control” means the occurrence of any of the following: (i) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” as the term is defined in Section 13(d)(3) of the Exchange Act) (other than the Company or one of its subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (ii) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of its subsidiaries, taken as a whole, to one or more Persons (other than the Company or one of its subsidiaries); or (iii) the first day on which a majority of the members of the Board of Directors are not Continuing Directors. Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means, with respect to the Securities, the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who: (i) was a member of such Board of Directors on the date the Securities were issued; or (ii) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc.

“Person” has the meaning set forth in the Indenture and includes a “person” or “group” as these terms are used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (i) each of Moody’s and S&P; and (ii) if either of Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a Board Resolution) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

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“Rating Event” means the rating on the Securities is lowered by each of the Rating Agencies and the Securities are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period shall be extended so long as the rating of the Securities is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of: (i) the occurrence of a Change of Control; and (ii) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform a Responsible Officer of the Trustee assigned to the Corporate Trust Office of the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person

The Securities of this series are not entitled to the benefit of any sinking fund.

The Fifth Supplemental Indenture contains provisions for defeasance and discharge at any time of (i) the entire indebtedness of this Security or (ii) certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of the Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

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As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 3.3 of the Fifth Supplemental Indenture, check the box below:

☐

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 3.3 of the Fifth Supplemental Indenture, state the amount below. If you tender less than all of your Securities for purchase, you must retain at least $ aggregate principal amount of Securities.

$

Date:

Your Signature:

(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:

Participant in a recognized Signature Guarantee Medallion Program

(or other signature guarantor program reasonably acceptable to the Trustee)